UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 11, 2019

DARÉ BIOSCIENCE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36395	20-4139823
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3655 Nobel Drive, Suite 260
San Diego, CA 92122
(Address of Principal Executive Offices and Zip Code)
Registrant’s telephone number, including area code: (858) 926-7655

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 8.01	Other Events
On April 11, 2019, the previously announced underwritten public offering of common stock of Daré Bioscience, Inc. (“Daré,” “we,” “us,” or “our”) closed. We issued and sold 4,575,000 shares of our common stock at a public offering price of $1.10 per share (the “Offering”) for aggregate proceeds of approximately $4.47 million, after deducting underwriting discounts and commissions and other offering expenses.
As previously disclosed, the outstanding warrants to purchase up to an aggregate of 3,720,500 shares of our common stock we issued and sold in February 2018 include price-based anti-dilution provisions. Under the terms of those warrants, subject to certain limited exceptions, their exercise price will be reduced each time we issue or sell any securities for a consideration per share less than a price equal to the exercise price of those warrants in effect immediately prior to such issuance or sale. If we issue shares of our common stock for cash, the consideration received therefor will be deemed to be the net amount of consideration we received therefor. As of immediately prior to the closing of the Offering, the exercise price of the warrants was $3.00 per share. The net amount of consideration we received for shares issued and sold in the Offering was $0.98 per share. On April 11, 2019, in accordance with the anti-dilution provision of the warrants and as a result of the closing of the Offering, the exercise price of the warrants was automatically reduced to $0.98 per share.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DARÉ BIOSCIENCE, INC.
Date: April 11, 2019	By:	/s/ Sabrina Martucci Johnson
	Name:	Sabrina Martucci Johnson
	Title:	Chief Executive Officer